Exhibit 99.1
MISTRAS HOLDINGS CORP.
Stock Option and Restricted Stock Purchase Plan
     Section 1. Purpose. The purpose of the Mistras Holdings Corp. Stock Option and Restricted Stock Purchase Plan (the “Plan”) is to promote the interests of Mistras Holdings Corp., a Delaware corporation (the “Company”), and its stockholders by providing an opportunity to selected employees, officers and directors of the Company or any Subsidiary thereof to purchase Common Stock of the Company. By encouraging such stock ownership, the Company seeks to attract, retain and motivate such employees and persons and to encourage such employees and persons to devote their best efforts to the business and financial success of the Company. It is intended that this purpose will be effected by the granting of “non-qualified stock options” and/or “incentive stock options” to acquire the Common Stock of the Company and/or by the granting of rights to purchase the Common Stock of the Company on a “restricted stock” basis. Under the Plan, the Board of Directors (or the Committee) shall have authority (in its sole discretion) to grant “incentive stock options” within the meaning of Section 422A (b) of the Code, “non-qualified stock options” as described in Treasury Regulation Section 1.83-7 or any successor regulation thereto, or “restricted stock” awards.
     Section 2. Definitions. For purposes of this Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context.
     2.1 “Award” shall mean an award of the right to purchase Common Stock granted under the provisions of Section 7 of the Plan.
     2.2 “Board of Directors” shall mean the Board of Directors of the Company.
     2.3 “Code” shall mean the Internal Revenue Code of 1986, as amended.
     2.4 “Committee” shall mean the committee of the Board of Directors referred to in Section 5 hereof.
     2.5 “Common Stock” shall mean the Common Stock, $.001 par value, of the Company.
     2.6 “Employee” shall mean (i) with respect to an ISO, any person, including an officer or director of the Company, who at the time an ISO is granted to such person hereunder, is employed on a full-time basis by the Company or any Subsidiary of the Company, and (ii) with respect to a Non-Qualified Option and/or an Award, shall mean any person employed by, or performing services for the Company or any Subsidiary of the Company, including, without limitation, directors and officers.
     2.7 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     2.8 “ISO” shall mean an option granted under the Plan that constitutes and shall be treated as an “incentive stock option”, as defined in Section 422A(b) of the Code.

     2.9 “Non-Qualified Option” shall mean an Option granted to a Participant pursuant to the Plan that is intended to be, and qualifies as, a “non-qualified stock option”, as described in Treasury Regulation Section 1.83-7, and that shall not constitute or be treated as an ISO.
     2.10 “Option” shall mean any ISO or Non-qualified Option granted to an Employee pursuant to this Plan.
     2.11 “Participant” shall mean any Employee to whom an Award and/or an Option is granted under this Plan.
     2.12 “Parent of the Company” shall have the meaning set forth in Section 425(e) of the Code.
     2.13 “SAR” shall mean a stock appreciation right as discussed in Section 6.3 hereof.
     2.14 “Subsidiary of the Company” shall have the meaning set forth in Section 425 (f) of the Code.
     Section 3. Eligibility. Awards and/or Options may be granted to any Employee. The Board of Directors (or the Committee) shall have the sole authority to select the persons to whom Awards and/or Options are to be granted hereunder, and to determine whether a person is to be granted a Non-Qualified Option, an ISO or an Award or any combination thereof. No person shall have any right to participate in the Plan. Any person selected by the Board of Directors for participation during any one period will not by virtue of such participation have the right to be selected as a Participant for any other period.
     Section 4. Common Stock Subject to the Plan.
     4.1 The total number of shares of Common Stock for which Options and/or Awards may be granted under this Plan shall not exceed in the aggregate 150,000 shares of Common Stock.
     4.2 The shares of Common Stock that may be subject to Options and/or Awards granted under this Plan may be either authorized and unissued shares or shares reacquired at any time and now or hereafter held as treasury stock as the Board of Directors may determine. In the event that any outstanding Option expires or is terminated for any reason, the shares allocable to the unexercised portion of such Option may again be subject to an Option and/or Award granted under this Plan. If any shares of Common Stock acquired pursuant to an Award or the exercise of an Option shall have been repurchased by the Company, then such shares shall again become available for issuance pursuant to the Plan.
     4.3 Special ISO Limitations.
     (a) The aggregate fair market value (determined as of the date an ISO is granted) of the shares of Common Stock with respect to which ISO’s are exercisable for the first time by an Employee during any calendar year (under all Incentive Stock Option Plan of the Company or any Parent or Subsidiary of the Company) shall not exceed $100,000.
     (b) An ISO shall not be granted to an Employee who, at the time the ISO is granted, owns (actually or constructively under the provisions of Section 425(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, unless the option price is at least 110% of the fair market value (determined as of the time the ISO is granted) of the shares of Common Stock subject to the ISO and the ISO by its terms is not exercisable more than ten years from the date it is granted.
     4.4 Notwithstanding any other provision of the Plan, the provisions of Sections 4.3(a) and (b) shall not apply, or be construed to apply, to any Non-Qualified Option or Award granted under the Plan.
     Section 5. Administration of the Plan.
     5.1 The Plan shall be administered under the supervision of the Board of Directors of the Company or through the agency of a Committee (the “Committee”) which shall be appointed by the Board of Directors of the Company.
     The Committee, from time to time, may adopt rules and regulations for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the terms of the Plan, as the Committee shall deem appropriate. The interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board of Directors, be final and conclusive.
     A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee.
     5.2 (a) Options. The Board of Directors or the Committee as the case may be shall have the sole authority and discretion under the Plan (i) to select the Participants who are to be granted Options hereunder; (ii) to designate whether any Option to be granted hereunder is to be an ISO or a Non-Qualified Option; (iii) to establish the number of shares of Common Stock that may be issued under each Option; (iv) to determine the time and the conditions subject to which Options may be exercised in whole or in part; (v) to determine the form of the consideration that may be used to purchase shares of Common Stock upon exercise of any Option (including the circumstances under which the Company’s issued and outstanding shares of Common Stock may be used by a Participant to exercise an Option); (vi) to impose restrictions and/or conditions with the respect to shares of Common Stock acquired upon exercise of an Option; (vii) to determine the circumstances under which shares of Common Stock acquired upon exercise of any Option may be subject to repurchase by the Company; (viii) to determine the circumstances and conditions subject to which shares acquired upon exercise of an Option may be sold or otherwise transferred, including, without limitation, the circumstances and conditions subject to which a proposed sale of shares of Common Stock acquired upon exercise of an Option may be subject to the Company’s right of first refusal (as well as the terms and conditions of any such right of first refusal); (ix) to establish a vesting provision for any Option relating to the time (or the circumstance) when the Option may be exercised by a Participant, including vesting provisions which may be contingent upon the Company meeting specified financial goals; (x) to accelerate the time when outstanding Options may be exercised, provided, however, that any ISO’s shall be “accelerated” within the meaning of Section 425(h) of the Code, and (xi) to establish any other terms, restrictions and/or conditions applicable to any Option not inconsistent with the provisions of this Plan.
     (b) Awards. The Board of Directors or the Committee as the case may be shall have the sole authority and discretion under the Plan (i) to select the Participants who are to be granted Awards hereunder; (ii) to determine the amount to be paid by a Participant to acquire shares of Common Stock pursuant to an Award, which amount may be equal to, more than, or less than 100% of the fair market value of such shares on the date the Award is granted (but in no event less than the par value of such shares); (iii) to determine the time or times and the conditions subject to which Awards may be made; (iv) to determine the time or times and the conditions subject to which the shares of Common Stock subject to an Award are to become vested and no longer subject to repurchase by the Company; (v) to establish transfer restrictions and the terms and conditions on which any such transfer restrictions with respect to an Award shall lapse; (vi) to establish vesting provisions with respect to any shares of Common Stock subject to an Award, including vesting provisions which may be contingent upon the Company meeting specified financial goals; (vii) to determine the circumstances under which shares of Common Stock acquired pursuant to an Award may be subject to repurchase by the Company; (viii) to determine the time or times and the conditions subject to which any shares of Common Stock subject to an Award may be repurchased by the Company (as well as the terms and conditions of any such repurchase); (ix) to determine the circumstances and conditions subject to which a proposed sale of shares of Common Stock subject to an Award may be subject to the Company’s right of first refusal (as well as the terms and conditions of any such right of first refusal); (x) to determine the form of consideration that may be used to purchase shares of Common Stock pursuant to an Award (including the circumstances under which the Company’s issued and outstanding shares of Common Stock may be used by a Participant to purchase the Common Stock subject to an Award); (xi) to accelerate the time at which any or all restrictions imposed with respect to any shares of Common Stock subject to an Award will lapse or otherwise remove any or all such restrictions; and (xii) to establish any other terms, restrictions and/or conditions applicable to any Award not inconsistent with the provisions of this Plan.
     5.3 The Board of Directors or the Committee as the case may be shall be authorized to interpret the Plan and may, from time to time, adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the purpose of the Plan.
     5.4 The interpretation and construction by the Board of Directors or the Committee as the case may be of any provision of the Plan, any Option and/or Award granted hereunder or any agreement evidencing any such Option and/or Award shall be final and conclusive upon all parties.
     5.5 All expenses and liabilities incurred in the administration of the Plan shall be borne by the Company. The Board of Directors or the Committee as the case may be may employ attorneys, consultants, accountants or other persons in the connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons. There shall be no liability for any action, determination or interpretation taken or made in good faith with respect to the Plan or any Option and/or Award granted hereunder.
     Section 6. Terms and Conditions of Options.
     6.1 ISO’s. The terms and conditions of each ISO granted under the Plan shall be specified and shall be set forth in an ISO agreement between the Company and the Participant in such form as approved. The terms and conditions of each ISO shall be such that each ISO issued hereunder shall constitute and shall be treated as an “incentive stock option” as defined in Section 422A of the Code. The terms and conditions of any ISO granted hereunder need not be identical to those of any other ISO granted hereunder.
The terms and conditions of each ISO shall include the following:
     (a) The option price shall be fixed by the Board of Directors (or the Committee) of the fair market value of the shares of Common Stock subject to the ISO on the date the ISO is granted and considering the restrictions associated with sub-grant.
     (b) ISO’s, by their terms, shall not be transferable and may if permitted by the Board of Directors or Committee by will or the laws of descent and distribution, and, during an Optionee’s lifetime, an ISO shall be exercisable only by the Optionee.
     (c) The Board of Directors or the Committee as the case may be shall fix the term of all ISOs granted pursuant to the Plan, including the date on which such ISO shall expire and terminate, provided, however, that such term shall in no event exceed ten years from the date on which such ISO is granted (or, in the case of an ISO granted to an Employee referred to in Section 4.3(b) hereof, such term shall in no event exceed five years from the date on which such ISO is granted). Each ISO shall be exercisable in such amount or amounts, under such conditions and at such times or intervals or in such installments as shall be determined by the Board of Directors (or the Committee) in its sole discretion.

     (d) In the event that the Company or any Parent or Subsidiary of the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant as a result of any “disqualifying disposition” of any shares of Common Stock acquired upon exercise of an ISO granted hereunder, the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Board of Directors in its sole discretion.
     (e) In the sole discretion of the Board of Directors or the Committee as the case may be the terms and conditions of any ISO may (but need not) include any of the following provisions:
(i)	In the event a Participant shall cease to be employed by the Company or any Parent or Subsidiary of the Company on a full-time basis for any reason other than as a result of his death or “disability” (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any ISO held by such Participant at that time may only be exercised within one month after the date on which the Participant ceased to be so employed, and only to the extent that the Participant could have otherwise exercised such ISO as of the date on which he ceased to be so employed.

(ii)	In the event a Participant shall cease to be employed by the Company or any Parent or Subsidiary of the Company on a full time basis by reason of his “disability” (within the meaning of Section 22(e)(3) of the Code), the unexercised portion of any ISO held by such Participant at that time may only be exercised within one year after the date on which the Participant ceased to be so employed, and only to the extent that the Optionee could have otherwise exercised such ISO as of the date on which he ceased to be so employed.

(iii)	In the event a Participant shall die while in the full-time employ of the Company or a Parent or Subsidiary of the Company (or within a period of one month after ceasing to be an Employee for any reason other than such “disability” or within a period of one year after ceasing to be an Employee by reason of such “disability”), the unexercised portion of any ISO held by such Participant at the time of his death may only be exercised within one year after the date of such Participant’s death, and only to the extent that the Participant could have otherwise exercised such ISO at the time of his death. In such event, such ISO may be exercised by the executor or administrator of the Participant’s estate or by any other person or persons who shall have acquired the ISO directly from the Participant by bequest or inheritance.
     6.2 Non-Qualified Options. The terms and conditions of each Non-Qualified Option granted under the Plan shall be specified by the Board of Directors or the Committee as the case may be, in its sole discretion, and shall be set forth in a written option agreement between the Company and the Participant in such form as the Company (the “Committee”) shall approve. The terms and conditions of each Option will be such that each Option issued hereunder shall not constitute or be treated as an “incentive stock option”, as defined in Section 422A of the Code, and will be a “non-qualified stock option” for Federal income tax purposes. The terms and conditions of any Non-Qualified Option granted hereunder need not be identical to those of any other Option granted hereunder.
     The term and conditions of each Non-Qualified Option Agreement shall include the following:
     (a) The option price shall be fixed by the Board of Directors or the Committee as the case may be and may be equal to, or more than or less than 100% of the fair market value of the shares of Common Stock subject to the Non-Qualified Option on the date such Non-Qualified Option is granted.
     (b) The Board of Directors or the Committee as the case may be shall fix the term of all Non-Qualified Options granted pursuant to the Plan (including the date on which such Non-Qualified Options shall expire and terminate). Such term may be more than ten years from the date on which such Non-Qualified Option is granted. Each Non-Qualified Option shall be exercisable in such amount or amounts, under such conditions, and at such times or intervals or in such installments as shall be determined by the Board of Directors (or the Committee) in its sole discretion.
     (c) Non-Qualified Options shall not be transferable otherwise than by will or the laws of descent and distribution, and during a Participant’s lifetime a Non-Qualified Option shall be exercisable only by the Participant.
     (d) In the event that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant in respect of a Non-Qualified Option granted hereunder or in respect of any shares of Common Stock acquired upon exercise of a Non-Qualified Option, the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Board of Directors in its sole discretion.
     6.3 Stock Appreciation Rights.
     (a) Any Option under the Plan may include a right (“SAR”) to surrender to the Company all or a portion of the Option to the extent then exercisable and receive in exchange a payment equal to the excess of (i) the fair market value on the last day of the last fiscal quarter preceding the date of surrender of the shares of Common Stock covered by the Option or the portion thereof surrendered over (ii) the aggregate option price of such shares. Such payment shall be made in shares of Common Stock, cash, or partly in shares of Common Stock and partly in cash, as the Board of Directors (or Committee) in its sole discretion shall determine, but in no event shall the number of shares of Common Stock delivered upon a surrender exceed the number the Participant could then purchase. An SAR may be granted by the Board of Directors (or Committee) concurrently with the Option or thereafter by amendment upon such terms and conditions as determined. Shares of Common Stock subject to the Option or portions thereof that have been so surrendered shall not thereafter be available for Option grants under the Plan. The Board of Directors (or Committee), from time to time, may determine the maximum amount of cash or shares of Common Stock that may be paid upon surrender of Options in any year and may further determine that, if the amount to be received by any Participant is reduced in any year because of such limitation, all or a portion of the amount not paid may be paid in any subsequent year or years. The election to exercise the SAR, as well as any exercise of the SAR, can only be made (i) during the period that the underlying Option is eligible to be exercised and (ii) when the fair market value of the shares of Common Stock subject to the Option exceeds the exercise price of such Option.
     (b) In the event that the Company is required to withhold any Federal, state or local taxes in respect of an SAR granted hereunder or in respect of any payment made upon exercise of an SAR, the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Board of Directors in its sole discretion.

     Section 7. Terms and Conditions of Awards.
     The terms and conditions of each Award granted under the Plan shall be specified by the Board of Directors (or Committee), in its sole discretion, and shall be set forth in a written agreement between the Participant and the Company, in such form as the Board of Directors (or Committee) shall approve. The terms and provisions of any Award granted hereunder need not to be identical to those of any other Award granted hereunder.
     The terms and conditions of each Award shall include the following:
     (a) The amount to be paid by a Participant to acquire the shares of Common Stock pursuant to an Award shall be fixed by the Board of Directors (or Committee) and may be equal to, more than or less than 100% of the fair market value of the shares of Common Stock subject to the Award on the date the Award is granted.
     (b) Each Award shall contain such vesting provisions, such transfer restrictions and such other restrictions and conditions as the Board of Directors (or Committee), in its sole discretion, may determine, including, without limitation, the circumstances under which the Company shall have the right and Option to repurchase shares of Common Stock acquired pursuant to an Award.
     (c) Stock certificates representing Common Stock acquired pursuant to an Award shall bear a legend referring to the restrictions imposed on such Stock and such matters as the Board of Directors may determine.
     (d) In the event that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant in respect of an Award granted hereunder, or in respect of any shares acquired pursuant to an Award, or in respect of the vesting of any such Common Stock, then the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld or, if such payments are insufficient to satisfy such Federal, state or local taxes, or if no such payments are due or to become due to such Participant, then such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Board of Directors in its sole discretion.
     Section 8. Adjustments.
     (a) In the event of any offer to holders of the Company’s Common Stock generally relating to the acquisition of their shares, including, without limitation, through the purchase, merger or otherwise, or any transaction generally relating to the acquisition of substantially all of the assets or business of the Company, the Board of Directors may make such adjustment as it deems equitable in respect of outstanding Options and Awards including, without limitation, the revision or cancellation of any outstanding Options and/or Awards. Any such determination by the Board of Directors shall be effective and binding for all purposes of this Plan.
     Section 9. Effect of the Plan on Employment Relationship.
     Neither this Plan nor any Option and/or Award granted hereunder to a Participant shall be construed as conferring upon such Participant any right to continue in the employ of the Company or the service of the Company or any Subsidiary, as the case may be, or limit in any respect the right of the Company or any Subsidiary to terminate such Participant’s employment or other relationship with the Company or any Subsidiary, as the case may be, at the time.
     Section 10. Amendment of the Plan. The Board of Directors may amend the Plan from time to time as it deems desirable.
     Section 11. Termination of the Plan. The Board of Directors may terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Board of Directors, the Plan shall terminate on October 31, 2005 (ten years after the date of its initial adoption by the Board of Directors). No Option and/or Award may be granted hereunder after termination of the Plan. The termination or amendment of the Plan shall not alter or impair any rights or obligations under and/or Award theretofore granted under the Plan.
     Section 12. Effective Date of the Plan. This Plan shall become effective on the date on which it is approved by the Board of Directors of the Company. Grants or Awards may be made prior to such date, subject to such approval.
* * * *
Read and understood the Plan:
(Name of Employee)
Date:

MISTRAS HOLDINGS CORP.
Incentive Stock Option Agreement and Grant
           THIS AGREEMENT, made as of                                                                   , between MISTRAS HOLDINGS CORP., a Delaware corporation (the “Corporation”) with an address at 195 Clarksville Road, Princeton Junction, New Jersey 08550 and                                         (the “Optionee”), is pursuant to the Stock Option and Restricted Stock Purchase Plan of the Corporation (the “Plan”). The Plan, as adopted by the Board of Directors (the “Board”), was approved by the shareholders (the “Shareholders”) of the Corporation as of                                  , 1996. Said Plan, as amended by the Board of Directors and the Shareholders and as it may hereafter be amended and continued, is incorporated herein by reference and made a part of this Agreement.
          The Plan is administered by the Board of Directors or the Committee (the “Board” or “Committee”). The Board has determined that it would be to the advantage and interest of the Corporation and its shareholders to grant the option provided for herein to the Optionee as an inducement to remain in the service of the Corporation, or a Parent or a Subsidiary thereof, and as incentive for increased efforts during such service.
          NOW, THEREFORE, pursuant to the Plan, the Corporation, with the approval of the Board, hereby grants to the Optionee as of the date hereof an option (the “Option” to purchase all or any part of an aggregate of                                              (                      ) shares of the Corporation’s common shares, $                       par value per share (the “Common Stock”), at $                       per share upon the following terms and conditions:
          1. The Option and all rights of the Optionee to purchase shares of Common Stock hereunder shall terminate one (1) year following the last date of vesting of all options (hereinafter referred to as the “Expiration Date”).
          2. The Optionee’s right and option to purchase shares of Common Stock pursuant to the Option shall vest                                              (                      %) percent at the end of each of the next                                              (                      ) years following the anniversary from the date of Grant as may be amended by the Board and provided that the Optionee is an employee of the Corporation on each anniversary date as follows:

shares

an additional	shares

an additional	shares

an additional	shares

          3. Once the Option has vested in accordance with the preceding Section 2, it shall continue to be exercisable until the earlier of the termination of the Optionee’s rights hereunder pursuant to Section 5, or the Expiration Date. A partial exercise of the Option shall not affect the Optionee’s right to exercise the Option with respect to the remaining shares subject thereto, subject to the conditions of the Plan and this Agreement. Full payment for shares acquired shall be made in cash or in a promissory note(s), or a combination of cash and promissory note(s), at or prior to the time that an Option, or any part thereof, is exercised, or as determined by the Board.
          4. (a) Except as provided in Section 5, the Option may not be exercised unless the Optionee is, at the time of exercise, an employee, as defined in the Plan, of the Corporation or of a Parent or Subsidiary thereof (collectively hereinafter referred to as the “Corporation”). This Option shall be affected by any change of duties or position of Optionee with the Corporation. A leave of absence or an interruption in service (including an interruption during military service) authorized or approved by the Corporation shall not be deemed an interruption of employment for the purposes of Section 5.
          5. In the event the Optionee shall cease to be employed by the Corporation for any reason, including but not limited to by reason of the Optionee’s death or disability, all unexercised Options held by the Optionee which are or have not been exercised not then exercisable by the Optionee shall lapse effective the date of termination of employment. To the extent not theretofore exercised, any Options held by the Optionee which are then exercisable shall terminate as follows: If the employment is terminated by the Corporation for any reason other than “for cause” as defined below, any then exercisable Options shall terminate upon the expiration of one month after the termination of employment. If the employment is terminated voluntarily by the Optionee, any then exercisable Options shall terminate immediately effective the date of such termination. If the employment terminates because of a permanent and total disability as defined by Section 22(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) as it now exists or may hereafter be amended or because of death or retirement under the Corporation’s retirement plan, any then exercisable Options shall terminate upon the expiration of one year after the termination of employment. If the termination is “for cause” as determined by the Board or in the event the Optionee, after any such termination, shall violate the terms of a Restrictive covenant and Confidentiality/Non-Disclosure Agreement with the Corporation, any then exercisable Options shall terminate upon the termination of employment.
          6. Nothing in this Agreement shall confer upon the Optionee any right to continue in the employ of the Corporation or affect the right of the Corporation to terminate his employment at any time.
          7. (a) The Optionee may exercise the Option with respect to all or any part of the shares then exercisable by giving the Corporation written notice as provided in Paragraph 11 hereof of such exercise. Such notice shall specify the number of shares as to which the Option is being exercised and shall be preceded or accompanied by payment in full in Accordance with Section 3 hereof.
               (b) Prior to or concurrently with delivery by the Corporation to the Optionee of a certificate(s) representing such shares, the Optionee shall:
(i)	upon notification of the amount due, pay promptly any amount necessary to satisfy applicable federal, state or local tax requirements; and

(ii)	if such shares are not currently or effectively registered under the Securities Act of 1933, as amended (the “Act”) and applicable state securities laws, give satisfactory assurance in writing signed by the optionee or his legal representative, as the case may be, that such shares are being purchased for investment and not with a view to the distribution thereof.
               (c) As soon as practicable after receipt of the notice and payment referred to in subparagraph (a) of this Section 7, the Corporation shall cause to be delivered to the Optionee at the office of the Corporation or such other place as may be mutually acceptable to the Corporation and the Optionee, a certificate or certificates for such shares; provided, however, that the time of such delivery may be postponed, by the Corporation for such period of time as may be required for the Corporation, with reasonable diligence, to comply with applicable registration requirements under the Act, the Securities Exchange Act of 1934, as amended, and any requirements under any other law or regulation applicable to the issuance or transfer of shares. If the Optionee fails for any reason to accept delivery of all or any part of the number of shares specified in such notice upon tender of delivery thereof, his right to purchase such undelivered shares may be terminated.
               (d) The Optionee shall not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any shares of Common Stock received upon exercise of the Option prior to the expiration of six months following such grant, and only in accordance with the Buy/Sell Agreement with the Corporation.
          8. (a) If the total outstanding shares of Common Stock of the Corporation shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the corporation or of another corporation through reorganization, merger or consolidation, recapitalization, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in stock, then the Board shall proportionally adjust the number of shares (and price per share) subject to the unexercised portion of this Option (to the nearest possible full share) subject in all cases to the limitations of Section 425 of the Code, only if same occurs during the 1st year of this Agreement. Otherwise, Optionee recognizes that he may be diluted anytime thereafter.
               (b) Notwithstanding the foregoing provisions of subparagraph (a) of this section 8, the Optionee understands and acknowledges that, in the event of:
(i)	any offer to holders of Common Stock generally relating to the acquisition of their shares including, without limitation, through purchase, merger, consolidation or otherwise; or

(ii)	any transaction generally relating to the acquisition of substantially all of the assets or business of the Corporation (as determined by the Board)
the Board may, in its sole discretion, make such adjustment as it deems equitable in respect of this Option including, without limitation, the revision or cancellation of the unexercised portion of the Option. Any such determination by the Committee or the Board shall be effective and binding for all purposes of this Agreement.
          9. This Option shall not be transferable other than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. During the lifetime of the Optionee, this Option shall be exercisable only by him. In the event of any attempt by the Optionee to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or of any right hereunder, except as provided for herein, or in the event of the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Corporation may terminate this Option by notice to the Optionee and it shall thereupon become null and void.
          10. Neither the Optionee, nor in the event of his death or otherwise, any person entitled to exercise his rights, shall have any of the rights of a shareholder with respect to the shares subject to the Option until share certificates have, been issued and registered in the name of the Optionee or his estate, as the case may be.
          11. Any notice to the Corporation provided for in the Option shall be addressed to the Corporation at the address stated above, and any notice to the Optionee shall be addressed to him at his address now on file with the Corporation, or to such other address as either party may last have designated to the other by notice as provided herein. Any notice so addressed shall be deemed to be given on the fourth business day after mailing, by registered or certified mail, at a post office or branch post office within the United States.
          12. In the event that any question or controversy shall arise with respect to the nature, scope or extent of any one or more rights conferred by this option, the determination by the Board or the Committee (as constituted at the time of such determination) of the rights of the Optionee shall be conclusive, final and binding upon the Optionee and upon any other person who shall assert any right pursuant to this Option.
          13. Nothing herein contained shall affect the Optionee’s rights to participate in and receive benefits under and in accordance with any pension, profit sharing, insurance or other employee welfare plan or program of the Corporation.
          14. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect the validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. This Agreement shall be subject to the terms of the Plan in effect on the date hereof which terms are incorporated herein by reference and made as part hereof. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms as determined by the Board shall govern.
          15. The Option granted hereby is designated an Incentive Stock Option under Section 422A(b) of the Code.

MISTRAS HOLDINGS CORP.
By:

           I hereby acknowledge receipt of a copy of the foregoing Incentive Stock Option Agreement and Grant, Stock Option and Restricted Stock Purchase Plan, Stockholders Agreement and Buy/Sell Agreement and having read such documents, hereby signify, my understanding of, and my agreement with, their terms and conditions.

, Optionee